EXHIBIT 99.1
RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2022 RESULTS AND RAISES FISCAL 2022 OUTLOOK
•All Regions Reported Double-Digit Revenue Growth in the Third Quarter, Ahead of Expectations, and Positive Growth Compared to Third Quarter Fiscal 2020 Pre-Pandemic Levels Notably in North America
•Ralph Lauren Digital Ecosystem Revenue Increased More Than 40% Including Owned Digital Commerce Growth of More than 30%
•Operating Margin of 15.9%, Up 400 Basis Points on a Reported Basis and Up 260 Basis Points on an Adjusted Basis, with Better Than Expected Gross Margins and Operating Expense Leverage Including Substantial Strategic Investments for Long-Term Growth
•Outlook for Fiscal 2022 Net Revenues Raised to 39% to 41% Growth in Constant Currency with Adjusted Operating Margin of Approximately 13%
•The Company Repurchased 2.5 Million Shares of Class A Common Stock During the Third Quarter and Board of Directors Authorizes Additional New $1.5 Billion Stock Repurchase Program
NEW YORK -- (BUSINESS WIRE) -- February 3, 2022 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $2.93 on a reported basis and $2.94 on an adjusted basis, excluding restructuring-related and other net charges for the third quarter of Fiscal 2022. This compared to earnings per diluted share of $1.61 on a reported basis and $1.67 on an adjusted basis, excluding restructuring-related and other net charges and one-time tax events for the third quarter of Fiscal 2021.
The Company repurchased approximately $300 million of Class A Common Stock in the third quarter. In addition, the Company's Board of Directors authorized a new $1.5 billion stock repurchase program permitting it to purchase shares of Class A Common Stock, subject to overall business and market conditions. This is in addition to the $280 million available at the end of third quarter Fiscal 2022 as part of a previously authorized stock repurchase program, bringing the Company's total current authorization to $1.78 billion.
"What we do has always been about living — enjoying every moment from what you wear, to the way you live, to the way you love," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "And as we enter a new year, filled with hope of more connection and healing as humans and for our planet, I am inspired by how our teams and people around the world are connecting to what we are about — timelessness and an authentic life well-lived."
"We were pleased to report strong third quarter performance during the important holiday season," said Patrice Louvet, President and Chief Executive Officer. "Our better-than-expected results across all three regions are a testament to the outstanding work our teams have done to fundamentally reposition our business, elevate our brand and pivot to offense — including in North America, where our turnaround is well underway. With our significant reset work behind us, we are encouraged that our long-term growth is supported by multiple engines — from geographic and channel expansion to recruiting new high-value consumers and developing high-potential product categories."

Key Achievements in Third Quarter Fiscal 2022
We delivered the following highlights across our strategic priorities in the third quarter of Fiscal 2022:
•Win Over a New Generation of Consumers
◦Continued to fuel strong consumer engagement through diverse content and accelerated marketing investments, driving growth in global brand consideration and purchase intent
◦Third quarter investments supported our Holiday 2021 campaigns including first-of-its kind collaboration — The Ralph Lauren Winter Escape — on Roblox, continuing our expanding leadership into the metaverse; and the launch of our full-catalog Ralph Lauren mobile shopping app and continued focus on new full-price consumer acquisition
•Energize Core Products and Accelerate Under-Developed Categories
◦Delivered a compelling Fall assortment, successfully capturing the consumer's interest in post-pandemic dressing, blending casual comfort with elevated looks — both core to the Ralph Lauren brand. Continued momentum in both core and high-potential categories, led by our outerwear, fleece and sweater programs this Holiday
◦Special releases included Create-Your-Own customizable jackets, "7 Days, 7 Decks" skateboard collection on our Polo app and our latest exclusive Major League Baseball collection featuring the Red Sox
◦Brand elevation continues with average unit retail up 18% across our direct-to-consumer network in the third quarter, on top of a 19% increase last year, driven by a strong Fall product offering and promotional discipline
•Drive Targeted Expansion in Our Regions and Channels
◦Delivered strong growth across every region in the quarter, exceeding expectations with North America up 30%, Europe up 50% and Asia up 20% to last year in constant currency
◦All three regions returned to positive growth compared to third quarter Fiscal 2020 pre-pandemic levels
•Lead With Digital
◦Total Ralph Lauren digital ecosystem revenues grew more than 40% in the third quarter, with strong momentum across both owned and wholesale digital channels globally
◦Third quarter operating margin in our owned digital business contracted modestly from last year's levels but increased 700 basis points to third quarter Fiscal 2020, significantly benefiting the total company margin rate
•Operate With Discipline to Fuel Growth
◦Third quarter adjusted operating margin expanded 260 basis points to last year to 15.9%, with continued gross margin expansion and operating expense leverage on stronger revenues including increased marketing investments. Adjusted operating profit dollars increased 52% to last year and 18% to Fiscal 2020
◦Adjusted gross margin expansion of 60 basis points exceeded our expectations, with strong double-digit AUR growth and elevated product mix more than offsetting planned higher freight costs as we continue to successfully mitigate a dynamic inflationary environment

◦Continued progress on our citizenship and sustainability journey including the groundbreaking launch of our first product using Clarus, a first-to-market patented technology using high-performance recycled cotton developed by our partner, Natural Fiber Welding
Third Quarter Fiscal 2022 Income Statement Review
Net Revenue. In the third quarter of Fiscal 2022, revenue increased by 27% to $1.8 billion on a reported basis and was up 28% in constant currency. Foreign currency negatively impacted revenue growth by approximately 150 basis points in the third quarter.
Revenue performance for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the third quarter increased 30% to $929 million. In retail, comparable store sales in North America were up 38%, with a 40% increase in brick and mortar stores and a 32% increase in digital commerce. North America wholesale revenue increased 11%.
•Europe Revenue. Europe revenue in the third quarter increased 47% to $463 million on a reported basis and increased 50% in constant currency. In retail, comparable store sales in Europe were up 55%, with a 68% increase in brick and mortar stores and a 27% increase in digital commerce. Europe wholesale revenue increased 45% on a reported basis and increased 48% in constant currency.
•Asia Revenue. Asia revenue in the third quarter increased 16% to $383 million on a reported basis and 20% in constant currency. Comparable store sales in Asia increased 14%, with a 12% increase in our brick and mortar stores and a 64% increase in digital commerce.
Gross Profit. Gross profit for the third quarter of Fiscal 2022 was $1.2 billion and gross margin was 66.0% on both a reported basis and an adjusted basis. Adjusted gross margin was 60 basis points above the prior year on a reported basis and up 90 basis points in constant currency, with better pricing and promotions and product mix more than offsetting increased freight headwinds and unusual COVID mix benefits from the prior year period. Compared to third quarter Fiscal 2020, adjusted gross margins expanded 380 basis points on a reported basis on strong AUR growth.
Operating Expenses. Operating expenses in the third quarter of Fiscal 2022 were $909 million on both a reported basis and an adjusted basis. Adjusted operating expenses were up 22% to last year, primarily driven by higher marketing investments, compensation and selling expenses to fuel both near- and long-term strategic growth. Adjusted operating expense rate was 50.1%, compared to 52.2% in the prior year period.
Operating Income. Operating income for the third quarter of Fiscal 2022 was $289 million and operating margin was 15.9% on both a reported basis and an adjusted basis. Adjusted operating income was 260 basis points above the prior year. Operating income for the Company’s reportable segments in the third quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the third quarter was $230 million on both a reported basis and an adjusted basis. Adjusted North America operating margin was 24.7%, down 50 basis points to last year, driven by a planned increase in air freight use in the quarter to offset global supply chain disruptions.
•Europe Operating Income. Europe operating income in the third quarter was $97 million on both a reported basis and an adjusted basis. Adjusted Europe operating margin was 20.9%, up 520 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 80 basis points in the third quarter.
•Asia Operating Income. Asia operating income in the third quarter was $86 million on both a reported basis and an adjusted basis. Adjusted Asia operating margin was 22.4%, up 130 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 10 basis points in the third quarter.
Net Income and EPS. Net income in the third quarter of Fiscal 2022 was $218 million, or $2.93 per diluted share on a reported basis. On an adjusted basis, net income was $218 million, or $2.94 per diluted share. This compared to net income of $120 million, or $1.61 per diluted share on a reported basis, and a net income of $125 million, or $1.67 per diluted share on an adjusted basis, for the third quarter of Fiscal 2021.
In the third quarter of Fiscal 2022, the Company had an effective tax rate of approximately 21% on both a reported basis and an adjusted basis. This compared to an effective tax rate of approximately 26% on a reported basis and 31% on an adjusted basis in the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the third quarter of Fiscal 2022 with $3.0 billion in cash and investments and $1.6 billion in total debt, compared to $2.8 billion and $1.6 billion, respectively, at the end of the third quarter of Fiscal 2021.
Inventory at the end of the third quarter of Fiscal 2022 was $929 million, up 7% compared to the prior year period.
The Company repurchased approximately $300 million of Class A Common Stock in the third quarter.
Full Year Fiscal 2022 and Fourth Quarter Outlook
The Company continues to note the ongoing uncertainty and evolving situation surrounding COVID-19 impacting the timing and path of recovery in each market, including the potential for further outbreaks or resurgences of the pandemic across various markets as well as potential global supply chain disruptions. The Company’s outlook is based on its best assessment of the current macro environment, including global supply chain, inflationary pressures, the Omicron variant and other COVID-related disruptions. The full year Fiscal 2022 and fourth quarter guidance excludes restructuring-related and other charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2022, the Company now expects constant currency revenue growth of approximately 39% to 41% to last year on a 53-week reported basis, compared to its previous outlook of 34% to 36% growth. Foreign currency is expected to negatively impact revenue growth by approximately 70 basis points. The 53rd week is still expected to represent approximately 140 basis points of this year’s revenue growth.

The Company also raised its outlook for operating margin for Fiscal 2022 to approximately 13% on both a reported and constant currency basis, compared to a range of 12.0% to 12.5% previously. This compares to operating margin of 4.8% in the prior year period and 10.3% in Fiscal 2020. Gross margin is expected to increase 70 to 90 basis points to last year, up from 50 to 70 basis points previously, with stronger AUR growth and favorable product mix more than offsetting increased freight headwinds.
Operating expenses continue to reflect the Company's plans to increase marketing and other strategic investments to support long-term growth, including a higher level of spend in the second half of the fiscal year. The Company plans to provide investors with an update on its Next Great Chapter strategic plan this summer.
For fourth quarter Fiscal 2022, revenues are expected to increase approximately 17% to 18% in constant currency to last year. Foreign currency is expected to negatively impact revenue growth by approximately 400 basis points.
Operating margin for the fourth quarter is expected to be approximately 4.2% in constant currency, with gross margin expansion more than offsetting increased marketing investments. Foreign currency is expected to negatively impact operating margin by approximately 120 basis points.
Fourth quarter and full year Fiscal 2022 tax rates are expected to be approximately 21% to 22%.
Capital expenditures are expected to be in the range of $200 million to $225 million for the full year.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 3, 2022, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter 2022 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 3, 2022 through 6:00 P.M. Eastern, Thursday, February 10, 2022 by dialing 203-369-3800 or 800-388-4923 and entering passcode 3387.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company’s brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world’s most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, quarterly cash dividend and Class A common stock repurchase programs, and environmental, social, and governance goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from the recent reduction to our global workforce in connection with our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19, inflation, civil and political unrest, and diplomatic tensions between the U.S. and other countries; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China, as well as the trade agreement reached in December 2020 between the United Kingdom and the European Union, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, and port congestion, which could result in inventory shortages and lost sales; the potential impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to our human capital; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	December 25, 2021	March 27, 2021	December 26, 2020
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,276.8	$2,579.0	$2,621.5
Short-term investments	710.2	197.5	165.7
Accounts receivable, net of allowances	410.7	451.5	373.6
Inventories	929.1	759.0	866.0
Income tax receivable	48.0	54.4	75.1
Prepaid expenses and other current assets	192.5	166.6	174.5
Total current assets	4,567.3	4,208.0	4,276.4
Property and equipment, net	965.4	1,014.0	1,086.4
Operating lease right-of-use assets	1,131.6	1,239.5	1,339.6
Deferred tax assets	339.6	283.9	322.5
Goodwill	920.0	934.6	949.0
Intangible assets, net	107.6	121.1	126.0
Other non-current assets	104.1	86.4	72.3
Total assets	$8,135.6	$7,887.5	$8,172.2

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$499.4	$—	$—
Accounts payable	472.8	355.9	335.0
Current income tax payable	119.8	50.6	70.5
Current operating lease liabilities	264.0	302.9	296.1
Accrued expenses and other current liabilities	1,073.6	875.4	975.2
Total current liabilities	2,429.6	1,584.8	1,676.8
Long-term debt	1,136.0	1,632.9	1,631.9
Long-term operating lease liabilities	1,168.8	1,294.5	1,381.5
Non-current income tax payable	104.8	118.7	118.7
Non-current liability for unrecognized tax benefits	75.1	91.4	91.4
Other non-current liabilities	498.4	560.8	579.9
Total liabilities	5,412.7	5,283.1	5,480.2
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,729.7	2,667.1	2,648.8
Retained earnings	6,298.6	5,872.9	5,947.0
Treasury stock, Class A, at cost	(6,156.5)	(5,816.1)	(5,814.5)
Accumulated other comprehensive loss	(150.2)	(120.8)	(90.6)
Total equity	2,722.9	2,604.4	2,692.0
Total liabilities and equity	$8,135.6	$7,887.5	$8,172.2

Net Cash & Investments(a)	$1,351.6	$1,143.6	$1,155.3
Cash & Investments(a)	2,987.0	2,776.5	2,787.2

(a) The Company's investments were all classified as short-term for all periods presented.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
	(millions, except per share data)
Net revenues	$1,815.4	$1,432.8	$4,695.8	$3,113.8
Cost of goods sold	(617.3)	(502.4)	(1,514.4)	(1,035.3)
Gross profit	1,198.1	930.4	3,181.4	2,078.5
Selling, general, and administrative expenses	(908.8)	(747.5)	(2,391.9)	(1,883.3)
Impairment of assets	—	(2.6)	(19.3)	(35.7)
Restructuring and other charges, net	(0.2)	(9.9)	(8.6)	(177.4)
Total other operating expenses, net	(909.0)	(760.0)	(2,419.8)	(2,096.4)
Operating income (loss)	289.1	170.4	761.6	(17.9)
Interest expense	(13.4)	(12.2)	(40.3)	(34.6)
Interest income	1.4	2.4	4.4	7.5
Other income (expense), net	0.1	1.6	(0.4)	5.5
Income (loss) before income taxes	277.2	162.2	725.3	(39.5)
Income tax provision	(59.5)	(42.4)	(149.6)	(7.5)
Net income (loss)	$217.7	$119.8	$575.7	$(47.0)
Net income (loss) per common share:
Basic	$2.98	$1.63	$7.82	$(0.64)
Diluted	$2.93	$1.61	$7.68	$(0.64)
Weighted average common shares outstanding:
Basic	73.2	73.6	73.7	73.4
Diluted	74.3	74.6	75.0	73.4
Dividends declared per share	$0.6875	$—	$2.0625	$—

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 25, 2021	December 26, 2020
	(millions)
Cash flows from operating activities:
Net income (loss)	$575.7	$(47.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	169.3	185.5
Deferred income tax benefit	(1.8)	(101.8)
Non-cash stock-based compensation expense	62.6	54.4
Non-cash impairment of assets	19.3	35.7
Bad debt expense reversals	(2.7)	(20.3)
Other non-cash charges (benefits)	5.1	(2.7)
Changes in operating assets and liabilities:
Accounts receivable	31.7	(67.3)
Inventories	(211.6)	(92.0)
Prepaid expenses and other current assets	(37.8)	(0.2)
Accounts payable and accrued liabilities	296.1	351.7
Income tax receivables and payables	(11.0)	39.8
Operating lease right-of-use assets and liabilities, net	(42.2)	(21.6)
Other balance sheet changes	(31.0)	20.4
Net cash provided by operating activities	821.7	334.6
Cash flows from investing activities:
Capital expenditures	(113.6)	(80.8)
Purchases of investments	(1,234.8)	(512.3)
Proceeds from sales and maturities of investments	714.7	848.0
Settlement of net investment hedges	—	3.7
Other investing activities	(2.1)	(2.0)
Net cash provided by (used in) investing activities	(635.8)	256.6
Cash flows from financing activities:
Repayments of credit facility borrowings	—	(475.0)
Proceeds from the issuance of long-term debt	—	1,241.9
Repayments of long-term debt	—	(300.0)
Payments of finance lease obligations	(16.8)	(8.6)
Payments of dividends	(101.1)	(49.8)
Repurchases of common stock, including shares surrendered for tax withholdings	(340.4)	(36.1)
Other financing activities	—	(8.7)
Net cash provided by (used in) financing activities	(458.3)	363.7
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(30.2)	46.8
Net increase (decrease) in cash, cash equivalents, and restricted cash	(302.6)	1,001.7
Cash, cash equivalents, and restricted cash at beginning of period	2,588.0	1,629.8
Cash, cash equivalents, and restricted cash at end of period	$2,285.4	$2,631.5

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
	(millions)
Net revenues:
North America	$928.7	$715.4	$2,293.9	$1,423.4
Europe	462.9	315.6	1,313.3	795.8
Asia	382.6	329.6	940.7	738.1
Other non-reportable segments	41.2	72.2	147.9	156.5
Total net revenues	$1,815.4	$1,432.8	$4,695.8	$3,113.8

Operating income (loss):
North America	$229.6	$166.1	$586.5	$264.6
Europe	97.1	54.1	353.4	120.8
Asia	85.6	69.4	189.4	120.6
Other non-reportable segments	38.5	21.5	106.2	37.6
	450.8	311.1	1,235.5	543.6
Unallocated corporate expenses	(161.5)	(130.8)	(465.3)	(384.1)
Unallocated restructuring and other charges, net	(0.2)	(9.9)	(8.6)	(177.4)
Total operating income (loss)	$289.1	$170.4	$761.6	$(17.9)

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	December 25, 2021
	Three Months Ended	Nine Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	32%	37%
Brick and mortar	40%	67%
Total North America	38%	58%

Europe:
Digital commerce	27%	25%
Brick and mortar	68%	63%
Total Europe	55%	52%

Asia:
Digital commerce	64%	58%
Brick and mortar	12%	17%
Total Asia	14%	19%

Total Ralph Lauren Corporation	34%	45%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	December 25, 2021	December 26, 2020	As Reported	Constant Currency
	(millions)
North America	$928.7	$715.4	29.8%	29.6%
Europe	462.9	315.6	46.6%	49.9%
Asia	382.6	329.6	16.1%	19.8%
Other non-reportable segments	41.2	72.2	(42.9%)	(42.9%)
Net revenues	$1,815.4	$1,432.8	26.7%	28.2%

	Nine Months Ended		% Change
	December 25, 2021	December 26, 2020	As Reported	Constant Currency
	(millions)
North America	$2,293.9	$1,423.4	61.2%	60.9%
Europe	1,313.3	795.8	65.0%	63.0%
Asia	940.7	738.1	27.4%	27.1%
Other non-reportable segments	147.9	156.5	(5.5%)	(5.6%)
Net revenues	$4,695.8	$3,113.8	50.8%	50.1%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	December 25, 2021					December 26, 2020
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$638.4	$246.4	$364.2	$—	$1,249.0	$453.0	$165.9	$313.7	$30.0	$962.6
Wholesale	290.3	216.5	18.4	0.2	525.4	262.4	149.7	15.9	5.4	433.4
Licensing	—	—	—	41.0	41.0	—	—	—	36.8	36.8
Net revenues	$928.7	$462.9	$382.6	$41.2	$1,815.4	$715.4	$315.6	$329.6	$72.2	$1,432.8

	Nine Months Ended
	December 25, 2021					December 26, 2020
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,472.5	$646.7	$885.4	$27.2	$3,031.8	$910.3	$419.3	$699.5	$57.6	$2,086.7
Wholesale	821.4	666.6	55.3	5.5	1,548.8	513.1	376.5	38.6	8.2	936.4
Licensing	—	—	—	115.2	115.2	—	—	—	90.7	90.7
Net revenues	$2,293.9	$1,313.3	$940.7	$147.9	$4,695.8	$1,423.4	$795.8	$738.1	$156.5	$3,113.8

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	December 25, 2021	December 26, 2020
North America
Ralph Lauren Stores	44	39
Polo Factory Stores	195	193
Total Directly Operated Stores	239	232
Concessions	1	2

Europe
Ralph Lauren Stores	36	32
Polo Factory Stores	61	64
Total Directly Operated Stores	97	96
Concessions	29	29

Asia
Ralph Lauren Stores	93	75
Polo Factory Stores	76	72
Total Directly Operated Stores	169	147
Concessions	646	625

Other
Club Monaco Stores	—	73
Club Monaco Concessions	—	4

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	173	146
Polo Factory Stores	332	329
Club Monaco Stores	—	73
Total Directly Operated Stores	505	548
Concessions	676	660

Global Licensed Stores
Total Licensed Stores	141	286

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	December 25, 2021
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,815.4	$—	$1,815.4
Gross profit	1,198.1	—	1,198.1
Gross profit margin	66.0%		66.0%
Total other operating expenses, net	(909.0)	0.1	(908.9)
Operating expense margin	50.1%		50.1%
Operating income	289.1	0.1	289.2
Operating margin	15.9%		15.9%
Income before income taxes	277.2	0.1	277.3
Income tax provision	(59.5)	0.3	(59.2)
Effective tax rate	21.4%		21.3%
Net income	$217.7	$0.4	$218.1
Net income per diluted common share	$2.93		$2.94
Weighted average common shares outstanding - Diluted	74.3		74.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$229.6	$—	$229.6
Operating margin	24.7%		24.7%
Europe	97.1	(0.1)	97.0
Operating margin	21.0%		20.9%
Asia	85.6	—	85.6
Operating margin	22.4%		22.4%
Other non-reportable segments	38.5	—	38.5
Operating margin	93.4%		93.4%
Unallocated corporate expenses and restructuring & other charges, net	(161.7)	0.2	(161.5)
Total operating income	$289.1	$0.1	$289.2

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 25, 2021
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$4,695.8	$—	$4,695.8
Gross profit	3,181.4	(11.5)	3,169.9
Gross profit margin	67.8%		67.5%
Total other operating expenses, net	(2,419.8)	26.7	(2,393.1)
Operating expense margin	51.5%		51.0%
Operating income	761.6	15.2	776.8
Operating margin	16.2%		16.5%
Income before income taxes	725.3	15.2	740.5
Income tax provision	(149.6)	(3.4)	(153.0)
Effective tax rate	20.6%		20.7%
Net income	$575.7	$11.8	$587.5
Net income per diluted common share	$7.68		$7.83
Weighted average common shares outstanding - Diluted	75.0		75.0
SEGMENT INFORMATION - OPERATING INCOME:
North America	$586.5	$(11.1)	$575.4
Operating margin	25.6%		25.1%
Europe	353.4	(1.2)	352.2
Operating margin	26.9%		26.8%
Asia	189.4	1.1	190.5
Operating margin	20.1%		20.2%
Other non-reportable segments	106.2	0.3	106.5
Operating margin	71.8%		72.0%
Unallocated corporate expenses and restructuring & other charges, net	(473.9)	26.1	(447.8)
Total operating income	$761.6	$15.2	$776.8

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	December 26, 2020
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,432.8	$—	$1,432.8
Gross profit	930.4	7.0	937.4
Gross profit margin	64.9%		65.4%
Total other operating expenses, net	(760.0)	12.5	(747.5)
Operating expense margin	53.0%		52.2%
Operating income	170.4	19.5	189.9
Operating margin	11.9%		13.3%
Income before income taxes	162.2	19.5	181.7
Income tax provision	(42.4)	(14.6)	(57.0)
Effective tax rate	26.2%		31.3%
Net income	$119.8	$4.9	$124.7
Net income per diluted common share	$1.61		$1.67
Weighted average common shares outstanding - Diluted	74.6		74.6
SEGMENT INFORMATION - OPERATING INCOME:
North America	$166.1	$14.0	$180.1
Operating margin	23.2%		25.2%
Europe	54.1	(4.6)	49.5
Operating margin	17.1%		15.7%
Asia	69.4	0.1	69.5
Operating margin	21.1%		21.1%
Other non-reportable segments	21.5	(0.3)	21.2
Operating margin	29.8%		29.3%
Unallocated corporate expenses and restructuring & other charges, net	(140.7)	10.3	(130.4)
Total operating income	$170.4	$19.5	$189.9

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 26, 2020
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$3,113.8	$—	$3,113.8
Gross profit	2,078.5	2.9	2,081.4
Gross profit margin	66.7%		66.8%
Total other operating expenses, net	(2,096.4)	181.7	(1,914.7)
Operating expense margin	67.3%		61.5%
Operating income (loss)	(17.9)	184.6	166.7
Operating margin	(0.6%)		5.4%
Income (loss) before income taxes	(39.5)	184.6	145.1
Income tax provision	(7.5)	(39.0)	(46.5)
Effective tax rate	(18.9%)		32.0%
Net income (loss)	$(47.0)	$145.6	$98.6
Net income (loss) per diluted common share	$(0.64)		$1.32
Weighted average common shares outstanding - Diluted	73.4		74.6
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$264.6	$(6.6)	$258.0
Operating margin	18.6%		18.1%
Europe	120.8	10.9	131.7
Operating margin	15.2%		16.5%
Asia	120.6	2.7	123.3
Operating margin	16.3%		16.7%
Other non-reportable segments	37.6	(0.2)	37.4
Operating margin	24.0%		23.9%
Unallocated corporate expenses and restructuring & other charges, net	(561.5)	177.8	(383.7)
Total operating income (loss)	$(17.9)	$184.6	$166.7

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	December 28, 2019
	As Reported	Total Adjustments(a)(f)	As Adjusted
	(millions, except per share data)
Net revenues	$1,750.7	$—	$1,750.7
Gross profit	1,089.1	—	1,089.1
Gross profit margin	62.2%		62.2%
Total other operating expenses, net	(864.7)	21.4	(843.3)
Operating expense margin	49.4%		48.2%
Operating income	224.4	21.4	245.8
Operating margin	12.8%		14.0%
Income before income taxes	230.4	21.4	251.8
Income tax benefit (provision)	103.7	(138.7)	(35.0)
Effective tax rate	(45.1%)		13.9%
Net income	$334.1	$(117.3)	$216.8
Net income per diluted common share	$4.41		$2.86
Weighted average common shares outstanding - Diluted	75.8		75.8
SEGMENT INFORMATION - OPERATING INCOME:
North America	$193.1	$0.4	$193.5
Operating margin	21.2%		21.3%
Europe	111.9	—	111.9
Operating margin	25.6%		25.6%
Asia	46.6	2.4	49.0
Operating margin	16.1%		16.9%
Other non-reportable segments	29.5	8.6	38.1
Operating margin	26.2%		33.8%
Unallocated corporate expenses and restructuring & other charges, net	(156.7)	10.0	(146.7)
Total operating income	$224.4	$21.4	$245.8

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 28, 2019
	As Reported	Total Adjustments(a)(g)	As Adjusted
	(millions, except per share data)
Net revenues	$4,885.7	$—	$4,885.7
Gross profit	3,058.9	1.0	3,059.9
Gross profit margin	62.6%		62.6%
Total other operating expenses, net	(2,458.1)	72.8	(2,385.3)
Operating expense margin	50.3%		48.8%
Operating income	600.8	73.8	674.6
Operating margin	12.3%		13.8%
Income before income taxes	613.6	73.8	687.4
Income tax benefit (provision)	19.7	(150.4)	(130.7)
Effective tax rate	(3.2%)		19.0%
Net income	$633.3	$(76.6)	$556.7
Net income per diluted common share	$8.13		$7.15
Weighted average common shares outstanding - Diluted	77.9		77.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$535.6	$0.4	$536.0
Operating margin	21.3%		21.3%
Europe	331.9	0.1	332.0
Operating margin	26.0%		26.0%
Asia	135.6	3.3	138.9
Operating margin	16.9%		17.3%
Other non-reportable segments	85.2	12.4	97.6
Operating margin	29.2%		33.4%
Unallocated corporate expenses and restructuring & other charges, net	(487.5)	57.6	(429.9)
Total operating income	$600.8	$73.8	$674.6

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for COVID-19-related bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision). Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended December 25, 2021 include (i) charges of $1.9 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges; (ii) other charges of $1.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) income of $3.1 million primarily related to a certain revenue share clause in the Company's agreement with Regent, L.P. ("Regent") that entitled it to receive a portion of the sales generated by the Club Monaco business during a four-month business transition period; and (iv) benefit of $0.1 million related to COVID-19-related bad debt reserve adjustments.

(c)Adjustments for the nine months ended December 25, 2021 include (i) charges of $23.7 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) benefit of $11.5 million related to COVID-19-related inventory adjustments; (iii) other charges of $7.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iv) income of $3.1 million primarily related to a certain revenue share clause in the Company's agreement with Regent that entitled it to receive a portion of the sales generated by the Club Monaco business during a four-month business transition period; and (v) benefit of $1.2 million related to COVID-19-related bad debt reserve adjustments.

(d)Adjustments for the three months ended December 26, 2020 include (i) charges of $18.5 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; and (ii) other charges of $1.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

Our income tax provision for the three months ended December 26, 2020 reflected tax effects of the pre-tax charges described above, as well as incremental tax expense of $14.2 million related to international tax legislation enacted in connection with the European Union’s anti-tax avoidance directive and $6.7 million primarily due to a decrease in a net operating loss carryback under the CARES Act, partially offset by an income tax benefit of $9.1 million primarily related to a change in the valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions. Additionally, our adjustments during the three months ended December 26, 2020 also reflect incremental tax expense of $23.4 million as a result of computing our adjusted income tax provision using the discrete method, which allows companies to calculate its tax provision based upon the actual effective tax rate for the current fiscal period, as opposed to applying an estimated annual effective tax rate. We believe this approach resulted in a better representation of our income tax provision for the then current fiscal period as our estimated annual effective tax rate did not provide a reliable estimate as it was subject to significant volatility due to the range of potential impacts and resulting uncertainties related to the global COVID-19 pandemic.

(e)Adjustments for the nine months ended December 26, 2020 include (i) charges of $204.3 million recorded in connection with the Company's restructuring activities, primarily consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) benefit of $31.4 million related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $8.8 million primarily related to a certain previously exited real estate location for which the related lease agreement had not yet expired; (iv) other charges of $8.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (v) benefit of $5.4 million related to COVID-19-related inventory adjustments.

Our income tax provision for the nine months ended December 26, 2020 reflected tax effects of the pre-tax charges described above, as well as incremental tax expense of $16.1 million primarily related to a valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions and $14.2 million related to international tax legislation enacted in connection with the European Union’s anti-tax avoidance directive, partially offset by an income tax benefit of $24.4 million primarily due to a net operating loss carryback under the CARES Act. Additionally, our adjustments during the nine months ended December 26, 2020 also reflect incremental tax expense of $11.8 million as a result of computing our adjusted income tax provision using the discrete method, which allows companies to calculate its tax provision based upon the actual effective tax rate for the current fiscal period, as opposed to applying an estimated annual effective tax rate (as previously discussed).

(f)Adjustments for the three months ended December 28, 2019 include (i) charges of $7.0 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $11.4 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $134.1 million recorded in connection with Swiss tax reform.

(g)Adjustments for the nine months ended December 28, 2019 include (i) charges of $31.6 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $15.2 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $27.0 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $134.1 million recorded in connection with Swiss tax reform.
NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2022 and fourth quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of approximately $40 million to $90 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com